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Exhibit 99.1

Universal Compression, Inc. 4444 Brittmoore Road Houston, Texas 77041

Contact:
David Oatman
Vice President, Investor Relations and Planning
713-335-7460

FOR IMMEDIATE RELEASE
Wednesday, May 14, 2003

Universal Compression, Inc. Commences Tender Offer
For Its 9 7/8% Senior Discount Notes

HOUSTON, TX—May 14, 2003—Universal Compression, Inc., a wholly owned subsidiary of Universal Compression Holdings, Inc. (NYSE: UCO), announced today that it is commencing a tender offer for any and all of its $229.75 million aggregate principal amount outstanding 9 7/8% Senior Discount Notes due 2008 (CUSIP No. 913433AB4), (the "Notes"). The tender offer is being made pursuant to an Offer to Purchase dated May 14, 2003, and related Letter of Transmittal, which more fully set forth the terms of the tender offer.

The tender offer is scheduled to expire at 12:00 midnight, New York City time on June 11, 2003, unless extended or earlier terminated (the "Expiration Date"). Holders of Notes who tender their Notes on or prior to 5:00pm, New York City time, on May 20, 2003, unless extended or earlier terminated (the "Early Tender Date"), will receive the Total Consideration of 105.35% of the principal amount of the Notes validly tendered (as described below). Holders who tender their Notes after 5:00 pm, New York City time, on the Early Tender Date but prior to the Expiration Date, will receive 104.938% of the principal amount of the Notes validly tendered (the "Tender Offer Consideration"). The Total Consideration is the sum of the Tender Offer Consideration and a premium of 0.412% paid to each holder of Notes that validly tenders on or prior to the Early Tender Date. In each case, holders that validly tender their Notes shall receive accrued and unpaid interest up to, but not including, the applicable payment date.

The tender offer is subject to a number of conditions, including the completion of a new senior notes offering, and is expected to be financed by a combination of the new senior notes offering, excess cash and borrowings under an existing revolving credit agreement.

Universal Compression, Inc. currently intends to call for redemption upon satisfaction of the financing condition, in accordance with the terms of the indenture governing the Notes, all Notes that remain outstanding after the Expiration Date, at the applicable redemption price of 104.938% of the principal amount thereof, plus interest accrued to the redemption date. This statement of intent shall not constitute a notice of redemption under the indenture. Such notice, if made, will only be made in accordance with the applicable provisions of the indenture.

Questions regarding the tender offer should be directed to Lehman Brothers, the sole Dealer-Manager for the tender offer, at 212-528-7581 or 800-438-3242 (Attention: Emily Shanks). Requests for assistance or additional sets of the offer materials may be directed to Mellon Investor Services, the Information Agent for the tender offer, at 866-323-8159 or 917-320-6286.

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the offer to purchase and related letter of transmittal. In any jurisdiction where the laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed made on behalf of the company by Lehman Brothers Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal's control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal's products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

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  Exhibit 99.1